EXCLUSIVE DISTRIBUTION AGREEMENT - UNITED STATES, CANADA,
ISRAEL AND THE UNITED NATIONS

THIS AGREEMENT ("Agreement"), effective this 27th day, of August, 2009 ("Effective Date"), is entered into by Serenergy A/S, CVR-no. 29 61 66 47, Majsmarken 1, DK-9500 Hobro, Denmark (the "Company") a Denmark Corporation (hereinafter "Serenergy" or the "Supplier" or a "Party") a Danish Corporation, and Inscrutor Inc., a company incorporated in the State of Delaware, company number EID 32-0251358, (hereinafter "Inscrutor" or the "Distributor" or a "Party"), a Delaware Corporation.

WHEREAS, the Supplier is in the business of developing, manufacturing and selling fuel cells and related products throughout the world;

WHEREAS, the Distributor is in the business of market development and business development and wishes to distribute all the Supplier's products in the United States, Canada and Israel;

WHEREAS, the Supplier wishes to provide all such products to the Distributor for distribution in such countries on an exclusive basis;

NOW, THEREFORE, in consideration of the Parties promises and agreements set forth herein, the parties, each intending to be legally bound hereby, do promise and agree as follows:

1.	Definitions

1.1	In this Agreement the terms mentioned below shall have the following meaning:

	Agreement	Shall mean this agreement, including schedules.
	Effective Date	Means the date first written above.
	Confidential Information	Means any information of any kind or nature whatsoever, whether written or oral, including, without limitation, this Agreement, financial information, trade secrets, customer lists and other information, regarding the Parties and the Products, which is not known to the general public.
	Products	Means all the Supplier's products from time to time.
	Term	Means the period commencing on the Effective Date and terminating as set forth in Clause 9 hereof.
	Territory	Means United States, Canada, and Israel.
Trademarks
Means all trademarks, service marks, logos, brand names, trade names, domain names and/or slogans used by the Supplier and /or the Distributor in connection with the Products from time to time (whether registered or unregistered).

	UN	Means the United Nations.
USD
Means US Dollars. The Parties have agreed that the exchange rate between USD and DKK shall be calculated in accordance with the official exchange rate of Danmarks Na-tionalbank on the date in question. However, the Parties have agreed that the exchange rate between USD and DKK shall in no case be lower than 5.10, e.g. 100 USD shall at all times be equal to minimum DKK 510.

2.	Grant of Right to Distribute
2.1	Appointment. Subject to the terms and conditions of this Agreement, the Supplier hereby appoints the Distributor as its exclusive distributor of the Products within the Territory and globally in respect of UN for the Term (see Clause 9), and the Distributor hereby accepts such appointment.

2.2
Restrictions on the Distributor's Activities. The Distributor shall not, directly or indirectly i) establish a warehouse or sales office for the Products outside the Territory, ii) engage in any promotional activities relating to the Products directed primarily to customers outside the Territory except from UN, or iii) solicit orders for Products from any prospective customer located outside the Territory except from UN.

2.3
Restrictions on the Supplier's Activities. The Supplier shall not, directly or indirectly i) establish a warehouse or sales office for the Products in the Territory, (ii) engage in any promotional activities relating to the roducts directed primarily to customers in the Territory or to UN, and (iii) solicit orders for Products from any prospective customer located in the Territory or from UN. The Supplier is entitled to participate in scientific conferences, seminars, etc. within the Territory without the Distributor's prior written consent.

2.4
Reservation of Rights by the Supplier. The Supplier reserves the right to take the following actions at any time upon sixty (60) calendar days prior written notice to the Distributor without liability: (i) to add Products and (ii) to modify the design of or upgrade the Products or any part of the Products. The Supplier shall be entitled to cancel Products upon one (1) year's prior written notice to the Distributor.

3.	Trademarks and intellectual property rights
3.1	Ownership to Trademarks and other intellectual property rights:
3.1.1	The Supplier shall have exclusive ownership to all Trademarks and other intellectual property rights connected to products invented and/or developed by the Supplier.
3.1.2	The Distributor shall have exclusive ownership to all Trademarks and other intellectual property rights connected to products invented and/or developed by the Distributor.
3.1.3
The Supplier and the Distributor shall have joint ownership to all Trademarks and other intellectual property rights connected to products invented and/or developed jointly by the Supplier and the Distributor.

3.2	Grant of Rights. The Supplier hereby grants to the Distributor for the Term,, and subject to the terms and conditions herein, an exclusive irrevocable right to use the Supplier's Trademarks and other intellectual rights from time to time in connection with the marketing, use, sale and service of the Products in the Territory and to UN in accordance with the terms and conditions of this Agreement

4.	The Distributor's Obligations
4.1
Promotion Efforts. The Distributor shall no later than 6 months after the Effective Date establish a sales office located within the United States, which shall provide the base for operations in the Territory and operations directed at UN in order to develop the contact to potential customers within the Territory and within UN. Immediately upon the establishment of the said sales office the Distributor shall facilitate a fulltime sales person to promote the sales of the Products within the Territory. The Distributor may develop materials in connection with the promotion of the sale of Products (including, but not limited to, product brochures). The Distributor shall submit copies of such promotional material to the Supplier.

4.2
Customer Service. No later than 6 months after the Effective Date the Distributor shall provide effective customer service (including, but not limited to, taking orders, responding to customer inquiries, fulfilling requests for quotes on Product pricing and providing after-sales sendee) on a timely basis and shall provide such assistance and information to customers.

4.3
Reports. With effect from Q2 2010 the Distributor shall provide the Supplier with quarterly operation reports of the Distributor's activities to market the Products in the Territory. The first quarterly report will be provided in respect of Q2 2010. Each such report shall be due within thirty (30) calendar days after the end of the quarter to which it relates.

4.4
Annual Report. The Distributor shall provide the Supplier with an annual report within five (5) months after the end of each calendar year, for the first time for the calendar year 2010, showing annual sales figures and the quantity of Products on hand as at 31 December of each year.

4.5
Product Recalls. In order to assist the Supplier in the event of a recall of Products sold by the Distributor in the Territory or to UN, the Distributor shall maintain a complete and current listing of the locations of all Products in the Distributor's inventory and the names of customers who have purchased Products from the Distributor together with the dates of such purchases and Product serial numbers.

4.6
Order Forecasts. With effect from 1 March 2010 the Distributor shall prior to the beginning of each calendar quarter, for the first time prior to Q2 2010, provide to the Supplier a written forecast of the number and type of Products expected to be ordered in the following three (3) month period. The Distributor's forecasts are not binding on the Distributor and will be used by the Supplier only for planning purposes.

4.7	Pricing - customers. The Distributor shall be free to establish its own pricing for the Products. The Distributor shall notify the Supplier of its pricing, as in effect from time to time.
5.	The Supplier's Obligations
5.1
Supply. The Supplier agrees to sell to the Distributor the Products and spare parts ordered by the Distributor in accordance with the terms of this Agreement. The Supplier shall provide spare parts for repairing the Products for a period of not less than two (2) years from the date of the last shipment of a particular type of Product to the Distributor.

5.2
Marketing Assistance. The Supplier shall translate all existing promotional material from time to time into the English language and provide this to the Distributor in written and electronic version. Furthermore, the Supplier agrees to actively support the Distributor in the Distributor's process of developing promotional material for the sales of the Products within the Territory and to UN, including but not limited to proof reading, submission of technical input, pictures, etc., in connection with the Distributor's promotion of the sale of the Products.

5.3
Technical Support. The Supplier shall provide technical support to the Distributor via telephone consultations during normal business hours of the Supplier. Further, the Supplier shall provide to the Distributor a range of after-sales technical information in the English language at regular intervals to ensure that the Distributor has all current and relevant information regarding the Products. The Supplier shall allocate one qualified and high-skilled employee as the Distributor's point of contact. The said employee shall report directly to the management of the Supplier.

5.4
Training. The Supplier shall provide training to the Distributor's staff, external sales agents, etc., in connection with the marketing, sale and service of the Products at regular intervals. The Supplier and the Distributor shall pay their own costs for travel, food and lodging during the training period. It is the intention of the Supplier and the Distributor that such training shall take place every second time at the Supplier's premises and every second time at the Distributor's premises. In case the Supplier participates in meetings with the Distributor's sales staff, customers, etc., upon the Distributors prior written request, the Supplier is entitled to include the Supplier's travel expenses including food and lodging in the Supplier's calculation of the Supplier's direct variable production costs, cf. Clause 6.1.

5.5
Approvals. The Supplier is responsible for obtaining all applicable regulatory approvals necessary to permit the Distributor to market, sell and service the Products in the Territory and to UN. The Supplier shall bear all costs associated with such approvals.

5.6	Product liability. The Supplier is solely responsible for any product liability which arises from the Products and/or products based on the Supplier's technology. Supplier shall indemnify, protect and hold harmless the Distributor, without the execution of any further documents, from and against all losses, damages, injuries, claims, demands and expenses, including reasonable attorneys' fees, for all proceedings, trials and appeals arising out of or connected with or in any manner related to the product liability.

6.	Prices and Payment
6.1	Prices.
6.2	Payment.
7.	Confidentiality
7.1
Each Party undertakes not to use or disclose any Confidential Information unless (i) required to do so by law or pursuant to any order of court or other competent authority or tribunal (ii) required to do so by any applicable stock exchange regulations or the regulations of any other recognised market place (iii) such disclosure has been consented to by the other Party in writing (such consent not to be unreasonably withheld) or (iv) to its professional advisors who are bound to such party by a duty of confidence which applies to any information disclosed. If a Party becomes required, in circumstances contemplated by (i) or (ii) to disclose any information, the disclosing Party shall use its reasonable endeavours to consult with the other Party prior to any such disclosure.

7.2	If this Agreement is terminated, irrespective of the cause of such termination, the Parties shall - and shall procure that its advisors - upon a request in writing from a Party, return or destroy any document containing Confidential Information, and any copy thereof. Notwithstanding the above, the Parties shall be entitled to retain one (1) copy solely for archival purposes and the Party's advisors shall be entitled to retain copies to the extent required by applicable law.
7.3
The Supplier shall be permitted to issue a press release disclosing that the Distributor has entered into this Agreement, provided that the final form of the press release is approved in advance in writing by the Distributor.

7.4	Irrespective of Clause 7.1 the Parties are entitled to inform their respective equity holders and main creditors of the terms of this Agreement.
7.5	Irrespective of Clause 7.1 the Distributor may freely disclose, e.g. on Websites, the nature of this Agreement, with a description of i.e. the Supplier.
8.	Infringement of Trademarks and other intellectual property rights
8.1
The Distributor and the Supplier agree that if it is notified or otherwise obtains knowledge of any actual or alleged infringement of the Trademarks or any other intellectual property rights of a Party by a third party, it shall promptly notify the other Party. No legal proceedings shall be instituted by a Party against any third party in respect of any such actual or alleged infringement without the prior written consent of the Party that, exclusively or jointly, has ownership to the Trademark or other intellectual property rights, cf. Clause 3.1.

9.	Term and Termination
9.1
Term. This Agreement shall commence on the Effective Date and shall continue for a term of thirtysix (36) months following the Effective Date (the "Initial Term")- Upon expiration of the Initial Term this Agreement may be terminated by each Party with thirtysix (36) months prior written notice to the end of a calendar month. Thereafter, this Agreement will be automatically renewed for an additional one (1) year term (the "Renewal Term") unless terminated by either Party upon ninety (90) calendar days prior written notice prior to the expiration of the Initial Term or any Renewal Term.

9.2
Exclusivity. The Distributor has on this date entered into an Investment Agreement with the Supplier. If Inscrutor by 31 May 2010 has not raised investments in Inscrutor for a minimum subscription amount of USD 1,500,000, the exclusivity of this Agreement shall automatically lapse on 31 May 2010 with the effect that the Distributor shall be entitled to continue as the Supplier's distributor of the Products from time to time within the Territory and to UN on a non-exclusive basis. In such case, the Distributor shall be entitled to purchase the Products from the Supplier at the lowest price, at which the Supplier sells the Products to other distributors.

9.3
Material Breach. This Agreement may be terminated by either Party by giving thirty (30) calendar days written notice of such termination to the other Party in the event of a material breach by the other Party. "Material breach" shall include: (i) any violation of the terms of Clauses 2.2, 2.3, 3, or 7, (ii) any other breach that a Party has failed to cure within thirty (30) calendar days after receipt of written notice by the other Party, (iii) any activity or assistance by a Party of challenging the validity or ownership of the Trademarks or any other intellectual property rights of the Supplier and/or the Distributor, (iv) an act of gross negligence or wilful misconduct of a Party, or (v) the insolvency, liquidation or bankruptcy of a Party.

10.	Sell-Off Period; Repurchase of inventory
10.1
Sell-Off Period. Upon termination or expiration of this Agreement, the Distributor shall have the right to sell off its remaining inventory of Products and spare parts on a nonexclusive basis for so long as such inventory exists; provided, however, that the Distributor shall comply with all terms and conditions of this Agreement, including those that restrict the Distributor's activities. The Distributor's rights under this Clause 10.1 are expressly subject to the Supplier's option to repurchase the Distributor's inventory of Products and spare parts as set forth in Clause 10.2 hereof.

10.2
Option to Repurchase. Upon termination or expiration of this Agreement, the Supplier shall have the option to repurchase the Distributor's inventory of Products and spare parts, which option must be exercised in writing within thirty (30) calendar days after such termination or expiration. If the Supplier so exercises such option, the Supplier shall repurchase the Distributor's inventory of Products and spare parts that are saleable and in the original packages and unaltered from their original form and design. Any such repurchase of the Distributor's inventory of Products and spare parts shall be at the original purchase price paid by the Distributor to the Supplier hereunder. The Supplier shall pay the Distributor for such repurchased Products within thirty (30) calendar days after the Supplier receives those Products and spare parts.

11.	Independent Contractors
11.1	It is understood that both Parties hereto are independent contractors and engage in the operation of their own respective businesses. Neither Party hereto is to be considered the agent of the other Party for any purpose whatsoever and neither Party has any authority to enter into any contract or assume any obligation for the other Party or to make any warranty or representation on behalf of the other Party. Each Party shall be fully responsible for its own employees, servants and agents, and the employees, servants and agents of one Party shall not be deemed to be employees, servants and agents of the other Party for any purpose whatsoever.

12.	Assignment
12.1
The Distributor is entitled to - in whole or in part - to assign this Agreement to any third party, provided that the assignee respects and assumes all rights and obligations of the assignor. In case the Distributor - in whole or in part - assigns this Agreement to any third party, the Distributor is obligated to pay to the Supplier xxx   per cent of any profit the Distributor may make as a result of such assignment.

13.
Contact information

The Distributor:

Inscrutor Inc.
Company No. 32-0251358
410 Park Avenue, 15th floor
New York, NY 10022
United States

The Supplier:

Serenergy A/S
CVR-no. 29 61 66 47
Majsmarken 1 DK-9500 Hobro
Denmark

14.	Governing law and Arbitration
14.1	This Agreement, including the Schedules, shall be governed by and construed in accordance with the laws of Denmark, without giving effect to any choice of law or conflict of law provisions.
14.2	Any dispute or controversy arising out of or in connection with this Agreement, its conclusion, implementation or any breach of its provisions or its termination shall - failing an amicable settlement - be settled with final and binding effect by arbitration in Copenhagen in accordance with the rules of the rules of the Danish Institute of Arbitration (Copenhagen Arbitration). The arbitration panel shall have two arbitrators and an um-

pire appointed by the institute unless the parties to the dispute agree otherwise. The Distributor and the Supplier shall each appoint one arbitrator. The language of the arbitration shall be English unless the parties to the dispute agree otherwise.

15.	General
15.1
This Agreement constitutes the entire agreement of the Parties on the subject hereof and supersedes all prior understandings and instruments on such subject. In the event of any discrepancy between the provisions of the Exclusive Distribution Agreement and the provisions of the schedules, the terms and conditions Of the Exclusive Distribution Agreement shall prevail. This Agreement may not be modified other than by a written instrument executed by duly authorized representatives of the Parties.

16.	Survival of Provisions
16.1
The following provision of this Agreement shall survive the termination of this Agreement: Clauses 7, 10, 12 and 16 of the Exclusive Distribution Agreement and all other provisions of the Exclusive Distribution Agreement that by their nature extend beyond the termination of this Agreement.

17.	Schedules Schedule 6.1 Price calculation.

IN WITNESS WHEREOF, and intending to be legally bound, the Parties have duly executed this Agreement by their authorized representatives as of the date first written above.

Signed for and on behalf of	Signed for and on behalf of